Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1
(Form Type)

RELIANCE GLOBAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)

Fees Previously Paid	Equity	Common stock, $0.086 par value per share	457(c)	1,166,667	$2.3205	(3)	$2,707,250.78	0.0001102	$298.34
	Total Offering Amounts			1,166,667			$2,707,250.78		$298.34
	Total Fees Previously Paid								$11,921.81	(4)
	Total Fee Offsets								$—
	Net Fee Due								$0.00

(1)	This Registration Statement registers 1,166,667 shares of our Common Stock issued to the selling stockholders that were issued by or are issuable by the registrant in a prior private placement transaction, consisting of 1,166,667 shares of our common stock issuable upon full exercise of our Series B Warrants issued to the selling stockholders. Share figures reflect a 15:1 reverse stock split that was effective as of February 23, 2023.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(3)	The proposed maximum offering price per share and proposed aggregate offering price are based on the average of the high and low sales prices of the registrant’s common stock as reported on the Nasdaq Capital Market on August 31, 2023 which was $2.3205 per share.
(4)	Previously paid $11,921.81 on February 1, 2022 upon the filing of the Registration Statement on the same date, accordingly no additional registration fee is required to be paid at this time.